Exhibit 99.1

News Release

Skilled Healthcare Announces New Senior Secured Term Loan and Revolving Credit Facility to Replace Existing Credit Facilities

FOOTHILL RANCH, Calif.—April 12, 2010—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced that it has entered into an up to $360 million term loan and a $100 million revolving credit facility that replace the senior secured term loan and revolving credit facility that were set to mature in June 2012. The new revolving credit facility was undrawn at closing.

The new term loan and revolving credit facility will have an interest rate of LIBOR plus 3.75% subject to a LIBOR floor of 1.50%. The commitment fee for the unused portion of the revolving credit facility is 0.50%. The new revolving credit facility matures in April 2015 and the new term loan matures in April 2016.

Boyd Hendrickson, Chairman and CEO noted, “The new term loan and revolving credit facilities are a positive development for the Company. The refinancing will extend the weighted average maturity of our debt to over five years and, together with the Company’s strong free cash flow, create additional flexibility to fund the Company’s future growth. Our significant real property ownership, which will continue to collateralize the loan, was an important factor in our ability to secure attractive financing terms.”

The refinancing was led by Credit Suisse while Bank of America Merrill Lynch, Barclays Capital and J.P. Morgan acted as joint arrangers. The average interest rate on the Company’s long-term debt after the refinancing is approximately 8.0%, compared to 6.75% prior to refinancing. As a result, interest expense is expected to increase by approximately $4.8 million, or $0.08 per share, on an after-tax basis in 2010, compared to initial annual guidance for 2010 provided on February 8, 2010. In addition, the Company will be expensing certain new and existing deferred financing fees. Skilled Healthcare has no significant debt maturities until 2014. In conjunction with the refinancing, Moody’s upgraded the Company’s corporate credit rating to B1 from B2.

About Skilled Healthcare Group

Skilled Healthcare Group, Inc. based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had consolidated annual revenues of over $750 million and approximately 14,000 employees as of December 31, 2009. Skilled Healthcare and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice care in the California and New Mexico markets. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements made by Mr. Hendrickson regarding the anticipated flexibility in funding the Company’s future growth. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein), and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800